UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2026 (March 4, 2026)

DAVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40161	86-1481509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1265 South Cochran Ave, Los Angeles, California 90019	844 857-3283
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value of $0.0001	DAVE	The Nasdaq Stock Market LLC
Redeemable warrants, each lot of 32 warrants exercisable for one share of Class A common stock, each at an exercise price of $368 per share	DAVEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

0% Convertible Senior Notes due 2031

On March 9, 2026, Dave Inc. (the “Company”) completed its previously disclosed private Rule 144A offering of $175 million aggregate principal amount of its 0% Convertible Senior Notes due 2031 (the “Base Notes”) at an issue price of 100%. The Company granted the initial purchasers an option to purchase, for settlement within a 13-day period beginning on, and including, the date the Company first issued the Base Notes, up to an additional $25 million aggregate principal amount of notes, on the same terms and conditions (the “Additional Notes” and, together with the Base Notes, the “Notes”). On March 5, 2026, the initial purchasers elected to exercise the option in full and a total of $200 million aggregate principal amount of Notes were issued on March 9, 2026. The Notes were offered only to persons reasonably believed to be qualified institutional buyers (as defined in the Securities Act of 1933, as amended (the “Securities Act”)) pursuant to Rule 144A under the Securities Act.

The net proceeds from the sale of the Notes were approximately $192.1 million, after deducting initial purchasers’ discounts and estimated offering expenses, but before deducting the cost of the Capped Call Transactions (as defined below). The Company used a portion of the net proceeds from the Notes offering (i) to fund the $17.3 million cost of entering into the Capped Call Transactions and (ii) to repurchase approximately 0.3 million shares of the Company’s Class A common stock, par value $0.0001 per share (“common stock”), using approximately $70.5 million of the net proceeds from the offering. The Company intends to use the remaining net proceeds for general corporate purposes, including additional share repurchases under the Company’s share repurchase program.

Capped Call Transactions

On March 4, 2026, in connection with the pricing of the Base Notes, the Company entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with certain financial institutions (collectively, the “Counterparties”). On March 5, 2026, in connection with the Initial Purchasers’ exercise of their option to purchase the Additional Notes, the Company entered into privately negotiated additional capped call transactions (the “Additional Capped Call Transactions,” and together with the Base Capped Call Transactions, the “Capped Call Transactions”) with the Counterparties. One of the Counterparties is an affiliate of an Initial Purchaser under the Purchase Agreement. The Capped Call Transactions cover, subject to anti-dilution adjustments substantially similar to those in the Notes, approximately 0.7 million shares of common stock, the same number of shares initially underlying the Notes. The Capped Call Transactions have an expiration date of April 1, 2031.

The Capped Call Transactions are expected generally to reduce the potential dilution to the common stock upon conversion of the Notes and/or offset cash payments the Company is required to make in excess of the principal amount of the converted Notes, as the case may be, in the event that the market price per share of common stock, as measured under the terms of the Capped Call Transactions, is greater than the strike price of the Capped Call Transactions, which initially corresponds to the initial conversion price of the Notes, or approximately $279.13 per share of common stock, with such reduction and/or offset subject to a cap of initially $421.34 per share of common stock.

The Capped Call Transactions are separate transactions, entered into by the Company with each of the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

The form of the confirmation for the Capped Call Transactions entered into with each of the Counterparties is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Capped Call Transactions does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Indenture

The Company issued the Notes under an indenture, dated as of March 9, 2026 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Indenture (which includes the Form of 0% Convertible Senior Notes due 2031 filed as Exhibit 4.2 hereto) is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

The notes will not bear regular interest, and the principal amount of the notes will not accrete. Special interest, if any, will accrue on the notes in certain circumstances. The Notes will mature on April 1, 2031, unless earlier redeemed or repurchased by the Company or converted in accordance with their terms prior to such date.

The Notes will be convertible at an initial conversion rate of 3.5825 shares of common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $279.13 per share of common stock. The conversion rate will be subject to adjustment upon the occurrence of certain specified events, but will not be adjusted for any accrued and unpaid interest (if any). In addition, if certain Make-Whole Fundamental Changes (as defined in Section 1.01 of the Indenture) occur or if the Notes are subject to redemption, the Company will, in certain circumstances, increase the conversion rate for any Notes converted in connection with such Make-Whole Fundamental Change or such redemption.

The Notes are convertible at the option of the holders (in whole or in part) at any time prior to the close of business on the business day immediately preceding January 1, 2031 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2026 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the common stock and the conversion rate on each such trading day; (3) if the Company calls any or all of the Notes for redemption, the notes called for redemption may be converted at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events set forth in the Indenture. On or after January 1, 2031 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company will pay cash up to the aggregate principal amount of the notes to be converted and pay and/or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the principal amount of the notes being converted, with such amounts determined in the manner set forth in the Indenture.

The Notes are not redeemable prior to April 6, 2029. The Company may redeem for cash all or some portion of the Notes (subject to a limitation on partial redemption), at the Company’s option, on or after April 6, 2029 and prior to the 41st scheduled trading day immediately preceding the maturity date, if certain liquidity conditions are satisfied and the last reported sale price of the common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) (including the trading day immediately preceding the date on which the Company provides notice of redemption) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides a notice of redemption, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (if any) to, but excluding, the redemption date. No sinking fund is provided for the Notes.

If the Company undergoes a Fundamental Change (as defined in Section 1.01 of the Indenture), holders may require the Company to repurchase for cash all or part of their Notes in authorized denominations at a purchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest (if any) to, but excluding, the Fundamental Change repurchase date.

The Notes will be senior unsecured obligations of the Company and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s senior, secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

The Indenture contains customary terms and covenants, including that upon certain events of default, including cross-acceleration to certain other indebtedness of the Company and its subsidiaries, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the unpaid principal of the Notes and accrued and unpaid interest, if any, thereon immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization relating to the Company, the principal amount of the Notes together with accrued and unpaid interest, if any, thereon will automatically become and be immediately due and payable.

The Notes will not be listed on any securities exchange.

The descriptions of the Indenture and the Notes contained herein are qualified in their entirety by reference to the text of the Indenture and the Form of 0% Convertible Senior Notes due 2031, which are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Indenture and the issuance of the Notes by the Company is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 3.02. The Notes were sold to the initial purchasers in reliance upon Section 4(a)(2) of the Securities Act in transactions not involving any public offering and were resold by the initial purchasers to persons reasonably believed to be “qualified institutional buyers,” as defined in, and in accordance with, Rule 144A under the Securities Act. Initially, a maximum of 949,340 shares of common stock may be issued upon conversion of the Notes, based on the initial maximum conversion rate of 4.7467 shares of common stock per $1,000 principal amount of Notes, which is subject to customary adjustments.

The offer and sale of the Notes and the shares of common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act or the securities laws of any other jurisdiction, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 8.01.	Other Events.

Pursuant to the Company’s share repurchase program approved by the Company’s Board of Directors on February 27, 2026, the Company used approximately $70.5 million of the net proceeds of the offering of the Notes to repurchase approximately 0.3 million shares of its common stock in privately negotiated transactions with or through one of the Initial Purchasers or its affiliate at a price of $210.67 per share, which is equal to the closing price per share of common stock on March 4, 2026.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit Number	Description

4.1	Indenture, dated as of March 9, 2026, by and between Dave Inc. and U.S. Bank Trust Company, National Association, as trustee

4.2	Form of 0% Convertible Senior Notes due 2031 (included as Exhibit A to Exhibit 4.1)

10.1	Form of Capped Call Confirmation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DAVE INC.

By:	/s/ Kyle Beilman
	Name:	Kyle Beilman
	Title:	Chief Financial Officer, Chief Operating Officer and Secretary

Date: March 9, 2026